CONTACT:
Kelly O'Brien                                        Lois Liebowitz
Intermarket                                          IPC Acquisition Corp.
+1 212 754 5467                                      +1 212 858 7918
Kelly@intermarket.com                                Lois.Liebowitz@ipc.com


       IPC ACQUISITION CORP. ANNOUNCES RECEIPT OF REQUISITE CONSENTS


NEW YORK, JULY 11, 2005 - IPC Acquisition Corp. today announced that, in connection with its cash tender offer and consent solicitation relating to any and all of its outstanding $150,000,000 in aggregate principal amount of 11.5% Senior Subordinated Notes due December 15, 2009, it had received the requisite consents from registered holders of these Notes to amend the related indenture. The Offer and the Consent Solicitation were commenced pursuant to the Company's Offer to Purchase and Consent Solicitation Statement dated June 17, 2005. As of 5:00 p.m., New York City time, on July 8, 2005, tenders and consents had been received with respect to 96.35% of the outstanding principal amount of the Notes. Accordingly, the consent condition contained in the Offer has been satisfied. Notes tendered pursuant to the Offer may no longer be withdrawn and the related consents may no longer be revoked, except as contemplated in the Offer to Purchase.

IPC, the subsidiaries of IPC who are guarantors of the Notes and The Bank of New York, as the trustee, have executed a supplemental indenture in order to effect the proposed amendments to the Indenture. These amendments will eliminate substantially all of the restrictive covenants contained in the Indenture as well as certain affirmative covenants and events of default. The amendments will not become operative until Notes are accepted for purchase by the Company pursuant the Offer.

Holders of Notes who have not yet tendered their Notes may do so at any time prior to the expiration of the Offer, which is 10:00 a.m., New York City time, on August 1, 2005, unless extended. The total consideration to be paid for each validly tendered Note and properly delivered consent will be a purchase price determined by reference to a fixed spread of 50 basis points, or 0.5%, over the yield to maturity based on the bid side price of the 1.875% U.S. Treasury Note due December 31, 2005 as measured at 2:00 P.M., New York City time, on the third business day preceding the then expiration time. This consideration includes a consent payment of $30.00 per $1,000 principal amount of Notes. However, holders of Notes tendered after 5:00 p.m., New York City time, on July 8, 2005 will no longer be entitled to receive the $30.00 consent payment.

Information regarding the pricing, tender and delivery procedures and conditions of the Offer and Consent Solicitation is contained in the Offer to Purchase and related documents. Copies of these documents can be obtained by contacting Global Bondholders Services Corporation, the information agent for the Offer and Consent Solicitation at (866) 924-2200. Goldman, Sachs & Co. is the exclusive dealer manager and solicitation agent for the Offer and Consent Solicitation. Additional information concerning the terms and conditions of the tender offer and consent solicitation may be obtained by contacting Goldman, Sachs & Co., toll-free at (800) 828-3182 or collect at (212) 357-7867.


NOTES TO EDITORS

ABOUT IPC
IPC is a leading provider of mission-critical communications solutions to global enterprises. With more than 30 years of expertise, IPC provides its systems and services to the world's largest financial services firms, as well as to public safety; government; power, energy and utility; and transportation organizations. IPC offers its customers a suite of products and enhanced services that includes advanced Voice over IP technology, and integrated network and management services to 40 countries. Based in New York, IPC has over 800 employees throughout the Americas, Europe and the Asia Pacific regions. For more information visit www.ipc.com.


Statements made in this news release that state IPC's or its management's intentions, beliefs, expectations, or predictions for the future constitute "forward looking statements" as defined by federal securities laws, which involve significant risks and uncertainties. Many risks and uncertainties are inherent in the telecommunications equipment industry. Others are more specific to our operations. The occurrence of the events described and the achievement of the expected results depend on many factors, some or all of which are not predictable or within our control. Actual results may differ materially from results discussed in these forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements, are risks associated with concentration of our customers in the financial services industry, our ability to protect our intellectual property, our expansion into Command and Control communications products and services, substantial indebtedness, leverage and debt service, risks relating to the performance of our business and future operating results, risks of competition in our existing and future markets, loss or retirement of key executives, labor disputes, risks related to the notes and to high yield securities generally, general business and economic conditions, market acceptance issues, including potential technology changes and the risks inherent in new product and service introductions and the entry into new geographic markets, as well as those risk factors described in our filings with the SEC.

(C)2005 IPC Acquisition Corp. All Rights Reserved. IPC, IQMX, and ICMX are trademarks of IPC. All other trademarks are the property of their respective owners.
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